UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2010

MUSTANG GEOTHERMAL CORP.

(Exact name of registrant as specified in its charter)

UREX ENERGY CORP.

(Former name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50191

(Commission File Number)

98-0201259

(IRS Employer Identification No.)

10580 N. McCarran Blvd., Building 115 – 208, Reno, NV 89503

(Address of principal executive offices and Zip Code)

(775) 747-0667

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report and unless otherwise indicated, the terms "we", "us" and "our" refer to Urex Energy Corp. Unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to "common shares" refer to the common shares in our capital stock.

Item 1.01  Entry into a Material Definitive Agreement

On November 5, 2010, the Company entered into a share purchase agreement with Genoa Energy Resources Inc. to purchase 99.9% of the issued and outstanding shares of Andean Geothermic Energy SAC.  Andean Geothermic Energy SAC controls four geothermal exploration applications consisting of 3,600 hectares (8,896 acres) in the provinces of Puno and Arequipa, Peru.  The agreement provides for the issuance of 15 million shares of the Company’s common stock valued at the price of $0.12 per share and $25,000 cash payment.

Properties	Area (Hectares)	Province
Pinaya	900	Puno
Cencuyo	900	Arequipa
Banos De Inca	900	Arequipa
Pusa	900	Arequipa

	3,600

As a part of an on-going reorganization of the Company’s business activity, the decision to diversify internationally into the geothermal energy field is aligned with the Company’s long-term strategy to add shareholder value.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99	Press Release November 8, 2010
10.17	Share Purchase Agreement with Genoa Energy Resources Inc. and Andean Geothermic Energy SAC dated November 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSTANG GEOTHERMAL CORP.

/s/ Richard Bachman

Richard Bachman

President and Director

Date: November 8, 2010